EXHIBIT 10.93

AMENDMENT NO. 2 TO THE DEFINITIVE AGREEMENT

(DEAC and WOD)

THIS AMENDMENT NO. 2 TO THE DEFINITIVE AGREEMENT, dated as of March 14, 2017 (this "Amendment No. 2") by and among WOD MARKET LLC, a Colorado limited liability company ("WOD"), and WOD HOLDINGS INC., a Delaware corporation (“WODH”), a newly formed entity, owned and held by Brenton Mix and Taryn Watson, individually (collectively referred to as the "WOD Controlling Member(s)"), and ELITE DATA SERVICES INC., a Florida corporation publicly-traded on the US Over-the-Counter (OTC) Stock Exchange ("Company"), and the individuals listed on the signature page hereto (together, the "Company Controlling Shareholders") (each a "Party" and collectively referred to as the "Parties").

RECITALS

WHEREAS, on August 26, 2016, the Parties hereto executed that certain definitive agreement (the "Original Agreement"), pursuant to which the Company agreed to acquire one hundred percent (100%) of the ownership interest in WOD, in the form of three (3) separate closings, subject to the following material terms and conditions:

(a) First Closing. On August 26, 2016 (the "First Closing" or "Initial Closing"), the Company would acquire a total of twenty percent (20%) of the ownership interest of WOD in an equity exchange in which the WOD Members would exchange a total of 200 units of membership interests (the "WOD Units") to the Company in exchange for a total of 100,000 shares of Series B Preferred Stock of the Company (the Series B Preferred Stock of the Company to be issued pursuant to this transaction, in the aggregate is referred to as the "New Company Shares").

In addition, within two (2) business days after the Initial Closing, WOD would advance a total of Forty Thousand Dollars ($40,000) to Company for the purposes of funding the completion of Company's audit and SEC filing of Form 10K for the period ending December 31, 2015, Form 10Q for period ending March 31, 2016, Form 10Q for period ending June 30, 2016, and other documentation required for Company to become a compliant and fully reporting public company (the "Interim Financing"), secured by two (2) separately executed Convertible Redeemable Notes ("WOD Notes").

Further, as a condition of the execution of Original Agreement, Company agreed to immediately, as of August 26, 2016, initiate a reverse split of 1:1000 of Company's Common Stock (the "Reverse Split"), pursuant to the prior approval received by Company from the holders of majority of Company's outstanding capital stock, as described in the Schedule 14C filed with the SEC on September 23, 2015. The effective date of the reverse split is subject to final approval of FINRA. Subject to the completion of the Reverse Split, the certain controlling shareholders of the Company agreed to exchange and cancel a total of 1,000,000 shares of Series B Preferred Stock (500,000 each by Dr. Ricketts and Mr. Antol) for a total of 25,000,000 shares of Common Stock of the Company to be issued post the date the Reverse Split is effective.

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(b) Second Closing. On or before September 15, 2016 (the "Second Closing"), the Company would acquire an additional twenty percent (20%) of the ownership interest of WOD in an equity exchange in which the WOD Members would exchange 200 WOD Units to the Company in exchange for an additional 100,000 New Company Shares, issued by the Company to the WOD Members pro rata.

In addition, the Second Closing would be contingent upon Company completing all necessary corporate actions to effect any and all outstanding Company corporate matters, including, but not limited to, SEC filing of Form 10K for the period ending December 31, 2015, Form 10Q for period ending March 31, 2016, Form 10Q for period ending June 30, 2016, and other documentation required for Company to become a compliant and fully reporting public company (the "SEC Filing").

(c) Third Closing. On or before October 15, 2016 (the "Third Closing"), the Company would acquire the remaining sixty percent (60%) of the ownership interest of WOD an equity exchange in which the WOD Members would exchange a total of 600 WOD Units to the Company in exchange for a total of 14,800,000 New Company Shares.

In addition, the Third Closing would be contingent upon WOD completing all necessary corporate actions to effect any and all outstanding WOD corporate matters, including, but not limited to, two years of audit financials for period ending December 31, 2014 and December 31, 2015, and interim reviewed financial for periods ending March 31, 2016, and June 30, 2016, including interim reviewed financial for period ending September 30, 2016, in accordance with US GAAP (the "Books and Records"), in form acceptable to Company and its auditors. Separately, Company must be current with all federal tax return filings for periods ending 2013, 2014 and 2015 on or before the Third Closing.

WHEREAS, on January 10, 2017, the Company and the members of (the "WOD Members") WOD Market LLC, a Colorado limited liability company ("WOD"), executed amendment no.1 to the definitive agreement (the "WOD Amendment No.1"), pursuant to which the Company agreed to extend the second closing date from on or about September 15, 2016 to on or about March 31, 2017, and further extend the third and final closing date from on or about October 15, 2016 to on or about June 30, 2017, respectively.

In addition, the WOD Amendment No.1 included the resignations and appointments of certain officers and directors of the Company, which were originally closing conditions of the second and third and final closings, respectively as set forth in the original Definitive Agreement. Pursuant to such resignations, the parties further accepted and agreed to the termination of the contractor agreement with Dr. James G. Ricketts as the Chairman and VP of Investor Relations of Company in exchange for the Ricketts Settlement Agreement, and the termination of the contractor agreement with Mr. Antol as the Chief Financial Officer, Secretary and Treasurer, in exchange for the Antol Settlement Agreement.

Further, Dr. James G. Ricketts and Stephen Antol, separately, agreed to each cancel a total of 500,000 shares of Series B Preferred Stock of the Company, totaling 1,000,000 shares in the aggregate, returning such shares to the Company’s treasury, and thus rendering the share exchange contemplated in the original Definitive Agreement null and void. Separately, the Parties agreed to execution of the Rimlinger Settlement Agreement.

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WHEREAS, the Parties hereto wish to further amend and restate certain provisions of the Original Agreement, as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

1. Defined Terms. Unless otherwise indicated herein, all terms, which are capitalized, but are not otherwise defined herein, shall have the meaning ascribed to them in the Original Agreement.

2. Amended and Restated definition of Second Closing and Third and Final Closing in the Original Agreement. The definition of Second Closing and Third and Final Closing in the Original Agreement shall be amended and restated as follows:

“Second Closing shall be amended and replaced with the meaning of Subsequent Closings, as described and set forth in Schedule 1.1, as amended.”

“Third and Final Closing shall be amended and replaced with the meaning of Subsequent Closings, representing a closing on the Controlling Equity Ownership, as described and set forth in Schedule 1.1, as amended.”

3. Amended and Restated Section 1.1 of the Original Agreement. Section 1.1 of the Original Agreement shall be amended and restated as follows:

“Section 1.1 Acquisition of WOD. Upon the terms and subject to the conditions set forth in this Agreement, DEAC shall acquire, from the WOD Controlling Member(s), a certain percentage of the ownership interest in WOD (the “Equity Ownership”), equal to not less than sixty percent (60%) of the total Equity Ownership (the “Controlling Equity Ownership”), in a series of closings in the form of one or more capital contributions and equity exchanges, upon which WOD shall become a controlled subsidiary of DEAC, after the closing on the Controlling Equity Ownership has occurred, as described and set forth in Schedule 1.1 hereto.”

4. Amended and Restated Section 1.2 of the Original Agreement. Section 1.2 of the Original Agreement shall be amended and restated as follows:

Section 1.2 Agreement to Exchange WOD Units for New DEAC Shares. Pursuant to Section 1.1 hereinabove, (i) WOD shall assign, transfer, convey and deliver the WOD Units to DEAC; and in consideration and exchange therefor, DEAC shall; (ii) issue and deliver the New DEAC Shares into Trust (as hereinafter defined), in such amounts as described and set forth in Schedule 1.2 hereto (collectively referred to as the "Equity Exchange(s)").

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5. Amended and Restated Section 8.2(d) of the Original Agreement. Section 8.2(d) of the Original Agreement shall be amended and restated as follows:

“(d) By either DEAC or WOD, if the closing on the Controlling Equity Ownership shall not have consummated before December 31, 2018; provided , however, that this Agreement may be extended by written notice of either WOD or DEAC if such closing shall not have consummated as a result of WOD or DEAC having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.2(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date;”

6. Amended and Restated of second paragraph of Section 8.3 of the Original Agreement. The second paragraph of Section 8.3 of the Original Agreement shall be amended and restated as follows:

“Notwithstanding the foregoing, on the date of termination, WOD Controlling Members shall have the right to either (a) request the delivery of the proportional New DEAC Shares represented by the Equity Exchanges, held in Trust (as hereinafter defined), in which DEAC shall retain any and all ownership interest in WOD Units owned and held as of such date, or (b) forfeit any and all proportional New DEAC Shares held in Trust (as hereinafter defined), representing the Equity Exchanges as of such date, and request DEAC to return all WOD Units owned and held as of such date, first Initial Shares for Initial Closing Units, and then, in exchange for a payment from WOD or WOD Controlling Members, at the sole discretion of DEAC, in the form of either (i) a cash payment equal to two times (2x) the amount of the aggregate total of all Additional Capital Contributions (as defined in Schedule 1.1 herein) made by DEAC as of such date, or (ii) a stock payment equal to two and one half times (2.5x) the amount of the aggregate total of all Additional Capital Contributions (as defined in Schedule 1.1 herein) made by DEAC as of such date, to be issued in a parent entity of WOD, if such exists at the time, at a per share price and type of securities mutually determined at such time. Separately, DEAC shall be required to repay any outstanding balance of Interim Financings provided by WOD as set forth in Schedule 1.4(c) herein. Upon the completion of a termination, neither party shall have any further obligations to the other thereafter, except as otherwise provided for herein in this Agreement.”

7. Amended and Restated Section 1.4(b) of Schedule 1.4 of the Original Agreement. Section 1.4(b) of Schedule 1.4 of the Original Agreement is amended and restated as follows:

“(b) Books and Records. On or before the next Subsequent Closing after the First Closing as set forth in Schedule 1.1 herein, DEAC shall complete all necessary corporate actions to effect any and all outstanding DEAC corporate matters, including, but not limited to, SEC filing of Form 10K for the period ending December 31, 2015, Form 10Q for period ending March 31, 2016, Form 10Q for period ending June 30, 2016, and other documentation required for DEAC to become a compliant and fully reporting public company (the "SEC Filing"), and on or before a Subsequent Closing related to the Second Capital Threshold as set forth in Schedule 1.1 herein, WOD shall complete all necessary corporate actions to effect any and all outstanding WOD corporate matters, including, but not limited to, two years of audit financials for period ending December 31, 2014, December 31, 2015, and December 31, 2016, including any other applicable year end audit, and interim reviewed financials for period ending the most recent financial quarter in the applicable year, in accordance with US GAAP (the "Books and Records"), in form acceptable to DEAC and its auditors. Separately, DEAC must be current with all federal tax return filings for periods ending 2013, 2014, 2015, 2016 and any other applicable year on or before a Subsequent Closing related to the Second Capital Threshold.”

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8. Amended and Restated Schedules. Schedules 1.1 and 1.2 of the Original Agreement shall be amended and restated, as more fully described in Exhibit I, attached hereto and incorporated by reference as being a part of the Original Agreement, as amended.

9. Amendment to Officer and Director Appointments and Resignations. Schedule 1.4(c) of the Original Agreement, as amended, is hereby amended further to reflect the resignation of Sarah Myers as the Secretary, Treasurer and Director of the Company, and the concurrent new appointment of Richard Phillips as the Secretary and Treasurer, in addition to his current position as a member of the Board of Directors of the Company, effective immediately.

10. Amendment to add a new Section 1.4(g) to Schedule 1.4 of the Original Agreement related to New Contractor Agreements. Schedule 1.4 of the Original Agreement is hereby amended to include the addition of Section 1.4(g) related to new contractor agreements as follows:

“(g) New Contractor Agreements. As a condition of the First Closing, as amended, DEAC has agreed to the execution of two (2) new contractor agreements: (A) Brenton Mix, as Chief Executive Officer and Chief Financial Officer of DEAC, in the form attached hereto as Exhibit C, and (B) Richard Phillips, as the Secretary and Treasurer of DEAC, in the form attached hereto as Exhibit D.”

11. Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Agreement, are, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in the Original Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Amendment and (ii) all references such as “thereto”, “thereof”, “thereunder” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Agreement, and this Amendment, the provisions of this Amendment shall control and be binding.

12. Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature Page to Follow on Next Page]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WOD		WOD CONTROLLING MEMBERS

WOD MARKET LLC		WOD HOLDINGS INC.

By:	/s/ Taryn Watson	By:	/s/ Taryn Watson
	Taryn Watson		Taryn Watson
	President		President

		By:	/s/ Taryn Watson
Taryn Watson

		By:	/s/ Brenton Mix
Brenton Mix

COMPANY		DEAC CONTROLLING SHAREHOLDERS

ELITE DATA SERVICES INC.

By:	/s/ Brenton Mix	By:	/s/ James G. Rickets
	Brenton Mix		Dr. James G. Ricketts
Chief Executive Officer

		By:	/s/ Stephen Antol
Stephen Antol

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EXHIBIT I

Amended and Restated Schedules

Schedules

Schedules 1.1 and 1.2

Schedule 1.1 Acquisition of WOD.

Pursuant to Section 1.1 of the Agreement, DEAC shall acquire, from the WOD Controlling Members, a certain percentage of the ownership interest in WOD (the “Equity Ownership”), in the form of units of Membership Interest (the “WOD Units”), equal to not less than sixty percent (60%) of the total Equity Ownership (600 WOD Units) (the “Controlling Equity Ownership”), in a series of closings in the form of one or more capital contributions and equity exchanges, upon which WOD shall become a controlled subsidiary of DEAC, after the closing on the Controlling Equity Ownership has occurred, under the following terms and conditions:

(a) First Closing. The first (or initial) closing (also referred to as the Closing in this Agreement) on the first Closing Date set forth in this Agreement, DEAC and WODH (collectively the "Partners" and individually the "Partner"), as equity partners, shall establishment a Joint Venture arrangement (the "Joint Venture"), pursuant to the terms of a Joint Venture Agreement (the “Joint Venture Agreement”), in the form attached hereto as Exhibit 1, which shall more fully describe the following abbreviated terms:

(i) Joint Venture Purpose and Scope. The primary purpose of the Joint Venture is to further develop and manage the current business of WOD, as a provider of intelligent retail solutions for gym owners and coaches, including the management of retail sales, up front inventory purchases, ongoing inventory management, payments, marketing, and related services.

(ii) Equity Ownership. WOD shall be owned initially by the Partners in the form of Equity Ownership, as follows: (i) 800 WOD Units, representing a total of eighty percent (80%) held by WOD Controlling Members, and (ii) 200 WOD Units, representing a total of twenty percent (20%) held by DEAC, pursuant to Schedule 1.2 herein.

(iii) Additional Capital Contributions. At the sole discretion of DEAC, additional capital contributions into the Joint Venture (the “Additional Capital Contributions”) may be provided by DEAC, from time to time, which may be disproportional to WOD Controlling Members capital contributions, in order to provide WOD with growth capital as determined by the Partners, which shall be made in increments of not less than (a) $10,000 for each contribution up to a total of US $3,000,000 in the aggregate (the “Initial Capital Threshold”), (b) $1,000,000 for a follow-on contribution up to a total of US $4,000,000 in the aggregate (the “Second Capital Threshold”), and (c) $100,000 for each subsequent contribution up to a total of US $8,000,000 in the aggregate (the “Final Capital Threshold”).

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(iv) Equity Exchanges. As a condition of DEAC’s option (or right) to provide Additional Capital Contributions, as set forth in Section 1.1(a)(iii) herein, the Partners have mutually agreed to in advance to the exchange of a certain number of WOD Units for a certain number of shares of Series B Preferred Stock and Common Stock of DEAC, collectively referred to as (the “Equity Exchanges”), pursuant to Schedule 1.2 herein.

(b) Subsequent Closings. A series of subsequent closings (each referred to as the Closing in this Agreement) shall occur from time to time, each time DEAC decides to provide the Joint Venture with Additional Capital Contributions (the “Subsequent Closing(s)”), which shall also trigger the proportional Equity Exchanges, as set forth in Schedule 1.2 herein.

In the event, DEAC provides capital contributions equal to the Second Capital Threshold, then WOD would be considered a controlled subsidiary of DEAC, and the parties hereto shall agree in advance to alter and/or modify the terms of the Joint Venture Agreement, as required, to provide for DEAC consolidated financial statements. Notwithstanding the forgoing, such applicable changes to the Joint Venture Agreement shall not effect any allocations of profits due to the Controlling Members resulting from the remaining minority interest held in WOD. If DEAC continues to provide capital contributions up to the Final Capital Threshold, WOD Controlling Members shall be entitled to proportional Equity Exchanges set forth in Schedule 1.2 herein below, unless otherwise agreed to in writing at such time.

Schedule 1.2 Agreement to Exchange WOD Units for New DEAC Shares.

Pursuant to the closings set forth in Schedule 1.1 hereinabove, (i) WOD shall assign, transfer, convey and deliver the WOD Units to DEAC, and in consideration and exchange therefore, DEAC shall (ii) issue and deliver the New DEAC Shares (as hereinafter defined) into Trust (as hereinafter defined), in such amounts as described and set forth below:

(a) DEAC. Upon the execution of this Agreement, DEAC shall issue and deliver into Trust, pursuant to the terms of the Vesting Trust Agreement (the “Trust Agreement”), attached hereto as Exhibit 2, a total of 199,000 shares of Series B Preferred Stock of DEAC (the “Series B Shares”), at par value of $0.0001, post reverse split of 1:1000 of its Common Stock, and 19,801,000 shares of Company Stock of DEAC (the “Common Shares”), at par value of $0.0001, post reverse split of 1:1000 of its Common Stock (the “New DEAC Shares”), of which a total of 39,800 Series B Shares and 3,960,200 Common Shares, respectively, represents the proportional number of New DEAC Shares attributable to the First Closing (the “Initial Shares”) ; and

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(b) WOD.Upon the execution of this Agreement, the WOD Controlling Members shall assign, transfer, convey, and deliver to DEAC a total of 200 WOD Units, representing a total of twenty percent (20%) of the ownership interest in WOD, which represents the WOD Units attributable to the First Closing (the “Initial Units”).

In the event DEAC provides Additional Capital Contributions to the WOD, pursuant to the terms of the Joint Venture, and as set forth in Schedule 1.1(a)(iii) hereinabove, in increments of not less than US$10,000 per occurrence, DEAC and WOD Controlling Members shall also be entitled to Equity Exchanges, equal to: (x) one (1) WOD Unit assigned and transferred to DEAC from WOD Controlling Members, for (y) two hundred forty-nine (249) shares of Series B Preferred Stock of DEAC, and twenty-four thousand six hundred twenty-six (24,626) shares of Common Stock of DEAC, earmarked to WOD Controlling Members, from the total of all the New DEAC Shares held in Trust for the benefit of WOD Controlling Members, if the Final Capital Threshold is completed.

(e.g. If a total of $1,000,000 in additional capital contributions in the aggregate, was provided by DEAC, then WOD Controlling Members would assign and transfer to DEAC a total of 100 WOD Units, representing ten percent (10%) of Equity Ownership, it held at such time, in exchange for a total of 24,875 shares of Series B Preferred and 2,462,625 shares of Common Stock, post reverse split 1000:1, held in Trust for the benefit of WOD Controlling Members.)

Notwithstanding the foregoing, the Parties mutually agreed to limit each subsequent closing of Equity Exchanges to $1,000,000 in the aggregate per transaction, for administrate purposes only, provided, however, that such delayed closings does not in any way effect the right of ownership to the entitled amount of Equity Exchanges granted to each party, respectively, as a result of DEAC providing Additional Capital Contributions to WOD. Once DEAC has provided capital contributions equal to the Second Capital Threshold, WOD would become a controlled subsidiary of DEAC and WOD Controlling Members, at their sole discretion, would have the right to request that the proportional numbers of NEW DEAC Shares held on their behalf in Trust, be immediately re-issued into the name of the WOD Controlling Members, pursuant to the Trust Agreement.

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